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                                                                     EXHIBIT 5.1

                               November 12, 1997

Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421

    RE: POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT
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Ladies and Gentlemen:

    We have examined the Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be filed by you with the Securities and Exchange Commission on or about November 12, 1997, in connection with the registration under the Securities Act of 1933, as amended (the "Act"), as amended, of 150,000 shares (the "Shares") of your Common Stock reserved for issuance under your Fiscal 1992 Sales Representative Warrant Plan (As Amended and Restated Effective May 13,
1996) (the "Warrant Plan").

    As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that, upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to said Post-Effective Amendment No. 1 to Form S-3 Registration Statement and further consent to the use of our name wherever appearing in said Post-Effective Amendment No. 1 to Form S-3 Registration Statement and any amendments thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.